UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 28, 2005

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

(a) On November 28, 2005, Merck & Co., Inc. ("Merck" or the "Company") announced the first phase of a global restructuring program designed to reduce the Company’s cost structure, increase efficiency, and enhance competitiveness. The initial steps will include the implementation of a new supply strategy by the Merck Manufacturing Division, which is intended to create a leaner, more cost-effective and customer-focused manufacturing model over the next three years.

(b), (c) and (d) As a result, Merck will incur certain costs associated with exit or disposal activities. As part of the global restructuring program, the Company expects to eliminate approximately 7,000 positions in manufacturing and other divisions worldwide, representing about 11% of its global work force, by the end of 2008. About half of the position reductions are expected to occur in the United States, with the remainder in other countries. Merck intends to sell or close five of its 31 manufacturing facilities worldwide and to reduce operations at a number of other sites. The Company also expects to close one basic research site and two preclinical development sites. The sites identified for closure are expected to be closed by the end of 2008, subject to compliance with legal obligations.

The pretax costs of the restructuring are expected to be $350 million to $400 million in 2005 and $800 million to $1 billion in 2006. Through the end of 2008, when the initial phase of the restructuring program is substantially complete, the cumulative pretax costs of the restructuring activities announced on November 28, 2005 are expected to range from $1.8 billion to $2.2 billion. Approximately 70% of the cumulative pretax costs are non-cash, relating primarily to accelerated depreciation for those facilities scheduled for closure.

Merck estimates that approximately 30% of the cumulative pretax costs will result in future cash outlays primarily with respect to separation costs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

November 30, 2005	By:	/s/ Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary